Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC.
ANNOUNCES REDEMPTION OF 8⅜% SENIOR NOTES DUE 2017

FRISCO, TEXAS, September 12, 2013 – Comstock Resources, Inc. (NYSE: CRK) (the “Company” or “Comstock”) announced today that it will redeem all of its outstanding 8⅜% Senior Notes due 2017 (CUSIP No. 205768AG9).  The aggregate principal amount outstanding of the notes is $298 million.  The redemption price for the notes is 104.188% of the principal amount or approximately $310 million plus accrued and unpaid interest.  The redemption of the notes is scheduled to occur on October 15, 2013.  The Company intends to fund the redemption with cash on hand and available borrowings under its bank credit facility.  At June 30, 2013, Comstock had $883 million in total debt.  The annual interest payable on the outstanding 8⅜% senior notes was approximately $25 million.

The Bank of New York Mellon Trust Company is the trustee for the notes and is serving as the paying agent for this transaction.  Copies of the notice of redemption and additional information relating to the redemption of the notes may be obtained from Bondholder Relations at 1-800-254-2826.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.